Exhibit 4(b)

1[Annuitant - - John Doe]

1[Annuitant - - Jane Doe]

2[Policy Number - - 00 000 000]

New York Life Insurance and Annuity Corporation (NYLIAC) (A Delaware Corporation)

Home Office: 3[51 Madison Avenue, New York, NY 10010]

Read this Policy carefully. It is a legal contract between the Owner and NYLIAC.

This Policy will not become effective unless it is issued while the Owner(s) and Annuitant(s) are living.

The Policy Date is shown on the Policy Data Page.

RIGHT TO RETURN POLICY Please examine this Policy. Within ten (10) days (thirty (30) days if this is a replacement Policy) after delivery, you can return this Policy to NYLIAC or to the agent/registered representative through whom it was purchased, with a written request for a cancellation. Upon our receipt of this request, this Policy will be void from the start and we will promptly cancel this Policy and refund this Policy’s Accumulation Value, less an e-Delivery credit, if applied. The amount refunded to you may be more or less than the Premium Payment(s).

Questions or Concerns about your Policy

E-mail us via our website 5[www.newyorklifeannuities.com] or call us at 5[1-800-762-6212]. For questions submitted by mail, please use one of the addresses indicated on the Policy Data Page.

6[New York Life IndexFlex Annuity – FP Series]

An Individual Modified Single Premium Deferred Variable Annuity With An Index-Linked Account, Fixed Account, And Guaranteed Minimum Death Benefit

NYLIAC will pay the benefits of this Individual Modified Single Premium Deferred Variable Annuity (the “Policy”) in accordance with its provisions.

PREMIUM PAYMENT The Premium Payment is subject to the limitations set forth in this Policy. The Premium Payment may only be made while an Annuitant and the Owner (both Owners, if jointly owned) are living.

INCOME PAYMENTS On the Annuity Commencement Date, we will provide periodic fixed Income Payments, as described in the Income Payments section.

DEATH BENEFIT We will pay any death benefit proceeds to the Beneficiary upon our receipt of claim information and Proof of Death for you, or the Annuitant, as applicable.

SURRENDER CHARGES We may waive Surrender Charges as described in this Policy and in any applicable riders attached to this Policy.

THE POLICY VALUES AND BENEFITS PROVIDED BY THIS POLICY, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

THE AMOUNTS ALLOCATED TO THE INDEX-LINKED ACCOUNT EARN INTEREST BASED ON AN EXTERNAL INDEX OR INDICES. THIS INTEREST IS NOT GUARANTEED, AND WHILE THE POLICY VALUES MAY BE AFFECTED BY AN EXTERNAL INDEX, THE INDEX-LINKED ACCOUNT DOES NOT DIRECTLY PARTICIPATE IN ANY STOCK OR EQUITY OR FIXED INCOME INVESTMENTS. THE DETAILS OF THE INDEX-LINKED ACCOUNT ALLOCATION OPTIONS APPEAR IN THE RIDER(S) ATTACHED TO THIS POLICY.

This Policy is non-participating. Therefore, no dividends are payable.

ICC20V-P02	SPECIMEN

Policy Data

ICC20V-P02	SPECIMEN

Table of Contents

DEFINITION OF TERMS	5
SECTION ONE – GENERAL PROVISIONS	8
1.1 Entire Contract	8
1.2 Information You Provided For This Policy	8
1.3 Contestable Period	8
1.4 Misstatement Of Age Or Sex	8
1.5 Assignment (Non-Qualified Policies Only)	8
1.6 Protection Against Creditors	8
1.7 Conformity With Law	8
1.8 Policy Termination	9
1.9 Report To Owner	9
SECTION TWO – OWNER AND ANNUITANT	9
2.1 Owner And Annuitant	9
2.2 Rights Of Ownership	9
2.3 Change Of Ownership (Non-Qualified Policies Only)	9
2.4 Change Of Annuitant	9
SECTION THREE – PREMIUM PAYMENT	10
3.1 Receipt Of Premium Payment	10
3.2 Limitations Of Premium Payment	10
3.3 Allocation Of Premium Payment	10
SECTION FOUR – ACCUMULATION VALUE	10
4.1 Calculation Of The Accumulation Value	10
SECTION FIVE – THE SEPARATE ACCOUNT	10
5.1 The Separate Account	10
5.2 Investment Of The Separate Account Assets	10
5.3 Valuation Of The Separate Account Assets	11
5.4 Our Rights And The Separate Account	11
5.5 Change In The Objective Of A Fund	11
5.6 Accumulation Units	11
5.7 Determination Of Accumulation Unit Value	11
SECTION SIX – FIXED ACCOUNT	12
6.1 Investment Of The Fixed Account Assets	12
6.2 Valuation Of The Fixed Account	12
SECTION SEVEN – INDEX-LINKED ACCOUNT	12
7.1 Investment Of The Index-Linked Account Assets	12
7.2 Valuation Of The Index-Linked Account	12
SECTION EIGHT – TRANSFERS	13
8.1 Allowable Transfers	13
8.2 Transfer Procedures And Limitations	13
SECTION NINE – WITHDRAWALS	13
9.1 Surrender Of This Policy	13
9.2 Partial Withdrawals	13
9.3 Partial Withdrawal Or Surrender Payment	14
SECTION TEN – CHARGES AND DEDUCTIONS	14
10.1 Fees And Charges	14
10.2 Surrender Charges	14
10.3 Waiver Of Surrender Charges	14
10.4 State Premium Taxes	15
SECTION ELEVEN – DEATH BENEFITS	15
11.1 Death Of Annuitant Before The Annuity Commencement Date	15
11.2 Death Of Owner Before The Annuity Commencement Date	15
11.3 Payment Of The Death Benefit Prior To The Annuity Commencement Date	16
11.4 If No Beneficiary Survives You Or, If Applicable, The Annuitant, Prior To The Annuity Commencement Date	16
11.5 Death Of Annuitant or Owner After The Annuity Commencement Date	17
11.6 If No Beneficiary Survives The Annuitant After The Annuity Commencement Date	17
11.7 Death Of A Beneficiary Who Is Receiving Income Payments	17

ICC20V-P02	3

SECTION TWELVE – BENEFICIARY	17
12.1 Designation Of A Beneficiary	17
12.2 Spousal Continuance	18
12.3 Changing A Beneficiary	18
SECTION THIRTEEN – INCOME PAYMENTS	18
13.1 Calculating Income Payments	18
13.2 Commencement Of Income Payments	19
13.3 Change Of Annuity Commencement Date	19
13.4 Other Income Payment Options	19
APPENDICES	20
APPENDIX 1	20
APPENDIX 2	21
APPENDIX 3	22
APPENDIX 4	23

RIDERS AND ENDORSEMENTS (if any)	Attached to the Policy

ICC20V-P02	4

DEFINITION OF TERMS

These terms are capitalized when used throughout this Policy.

ACCUMULATION UNIT: An accounting unit we use to calculate the Variable Accumulation Value prior to the Annuity Commencement Date. Each Investment Division of the Separate Account has a distinct variable Accumulation Unit value.

ACCUMULATION VALUE: The sum of the Variable Accumulation Value, the Fixed Account Accumulation Value, and the Index-Linked Account Accumulation Value of this Policy for any Valuation Period.

AGE: An individual’s attained age at his or her last birthday.

ALLOCATION OPTIONS: The Investment Divisions of the Separate Account, the Index-Linked Account Strategies, and the Fixed Account.

ANNUITANT: The individual(s) whose life or lives will determine the Income Payments.

ANNUITY COMMENCEMENT DATE: The date on which Income Payments under this Policy are scheduled to begin utilizing the full Accumulation Value. This date may not be earlier than the first Policy Anniversary.

BENEFICIARY: The individual(s) or entity(ies) having the right to receive the death benefit as set forth in this Policy and who is/are the “designated Beneficiary(ies)” for purposes of Section 72 of the Internal Revenue Code of 1986, as amended.

BUSINESS DAY: Any day on which the New York Stock Exchange (NYSE) is open for trading. Our Business Day ends at 4:00 p.m. Eastern Standard Time or the close of regular trading on the NYSE, if earlier.

CONSIDERATION: A Premium Payment, or a portion thereof and, if allowable, a transfer amount from an Investment Division.

ELIGIBLE PORTFOLIOS: The individual portfolios of a Fund that are available for investment through the Investment Divisions of the Separate Account.

FIXED ACCOUNT: An account that is credited with a fixed interest rate which NYLIAC declares. The Fixed Account is not part of the Separate Account, it is supported by assets in NYLIAC’s General Account, which are subject to the claims of our general creditors.

FIXED ACCOUNT ACCUMULATION VALUE: The sum of the Premium Payment and transfers allocated to the Fixed Account, plus interest credited on those amounts, less any Partial Withdrawals and transfers from the Fixed Account, and less any Surrender Charges assessed on and deducted from the Fixed Account.

FUND: Any open-end management investment company registered under the Investment Company Act of 1940 that offers Eligible Portfolios.

GENERAL ACCOUNT: Includes all of NYLIAC’s assets except those assets specifically allocated to the Separate Account. NYLIAC’s General Account assets support all of its liabilities except Separate Account liabilities. NYLIAC invests the assets of the General Account in accordance with applicable law governing the investments of insurance company general accounts. General Account assets are subject to the claims of our general creditors.

GUARANTEED CASH SURRENDER VALUE: The Guaranteed Cash Surrender Value is applicable only to the Fixed Account Accumulation Value and to the Index-Linked Account Accumulation Value. No such guarantee applies to the Variable Accumulation Value. The Guaranteed Cash Surrender value is equal to the greater of:

(a)	the sum of the Fixed Account Accumulation Value and the Index-Linked Account Accumulation Value, less any Surrender Charges that may apply; or
(b)	the Nonforfeiture Value.

INCOME PAYMENTS: Periodic fixed payment amounts NYLIAC makes to the Payee on or after the Annuity Commencement Date.

ICC20V-P02	5

INDEX-LINKED ACCOUNT: an account offering investments in one or more Index-Linked Account Strategies described in the Index-Linked Account Allocation Option riders attached to the Policy. The Index-Linked Account is not part of the Separate Account, it is supported by assets in NYLIAC’s General Account, which are subject to the claims of our general creditors. We may issue one or more riders which make Index-Linked Account Strategies available.

INDEX-LINKED ACCOUNT ACCUMULATION VALUE: The sum of Premium Payment and transfers allocated to the Index-Linked Account, plus interest credited on those amounts, less any transfers and partial withdrawals from the Index-Linked Account, and less any surrender charges assessed on and deducted from the Index-Linked Account.

INDEX-LINKED ACCOUNT STRATEGY: An Allocation Option in the Index-Linked Account. The Index-Linked Account Strategies are described in the Index-Linked Allocation Option rider(s) attached to this Policy. We may issue one or more riders which make Index-Linked Account Strategies available.

INVESTMENT DIVISION: The variable investment options available with this Policy. Each Investment Division, a division of the Separate Account, invests exclusively in shares of a specified Eligible Portfolio.

NYLIAC (“we, our, us”): New York Life Insurance and Annuity Corporation, which is a wholly owned Delaware subsidiary of New York Life Insurance Company.

NON-QUALIFIED POLICY: A policy that is not issued in connection with a Qualified Plan.

NONFORFEITURE RATE: The rate used to calculate the Fixed Account and Index-Linked Account Nonforfeiture Values. The rate(s) are shown on the Policy Data Page.

NONFORFEITURE VALUE: The total Nonforfeiture Value is equal to the sum of the Nonforfeiture Value of the Fixed Account and the Index-Linked Account (“Non-Variable Accounts”). For each Non-Variable Account, the Nonforfeiture Value is equal to 87.5% multiplied by the Considerations allocated to that account as of the Payment Date or transfer date, minus withdrawals from that account and adjusted for transfers to or from another Non-Variable Account on the date of withdrawal or transfer, accumulating at the applicable nonforfeiture rate shown on the Policy Data Page.

OWNER (“you,” “your”): The individual(s) or entity(ies) designated as the Owner of this Policy, as shown on the Policy Data Page, or as subsequently changed. If NYLIAC issues a jointly owned Policy, ownership rights and privileges under this Policy must be exercised jointly.

PARTIAL WITHDRAWAL: Any part of the Accumulation Value paid to you, at your request, in accordance with the terms of this Policy.

PAYEE: The designated recipient(s) of the Income Payments under this Policy and any income provided under any riders or endorsements attached to this Policy. The Owner of this Policy is the Payee, unless you designate, and we agree to, a different Payee.

POLICY ANNIVERSARY: An anniversary of the Policy Date shown on the Policy Data Page.

POLICY DATA PAGE: Page 2 of this Policy, containing the Policy specifications.

POLICY DATE: The date this Policy is effective and from which Policy Years, Policy quarters, Policy months and Policy Anniversaries are measured. It is shown on the Policy Data Page.

POLICY YEAR: A year starting on the Policy Date shown on the Policy Data Page. Subsequent Policy Years begin on each Policy Anniversary.

PREMIUM PAYMENT: Amount(s) paid to NYLIAC as consideration for the benefits provided by this Policy.

PROOF OF DEATH: Evidence that death has occurred, including at least one of the following: a certified copy of the death certificate, an attending physician’s statement, a finding from a court of competent jurisdiction, confirmation of information we obtain from the Social Security Death Master File, or any other proof that is acceptable to us.

ICC20V-P02	6

QUALIFIED POLICY: A policy that is issued in connection with a Qualified Plan.

QUALIFIED PLAN: A retirement plan intended to qualify for special federal income tax treatment under Section 403, 408, 408A, or 457 of the Internal Revenue Code of 1986, as amended.

REQUIRED MINIMUM DISTRIBUTION (RMD): The minimum amount that the Internal Revenue Service requires the owners of certain Qualified Policies to withdraw each year,

RETURN OF PREMIUM DEATH BENEFIT: The total dollar amount of Premium Payment made under this Policy reduced by any Return of Premium Death Benefit Proportional Withdrawals.

RETURN OF PREMIUM DEATH BENEFIT PROPORTIONAL WITHDRAWAL: An amount equal to the amount withdrawn from this Policy (including any amount withdrawn that may include a Surrender Charge), divided by this Policy’s Accumulation Value immediately preceding the withdrawal, multiplied by the Return of Premium Death Benefit immediately preceding the withdrawal.

SEGMENT: Each available Index-Linked Account Strategy is made up of one or more Segments. The Segments are described in the Index-Linked Allocation Option rider(s) attached to this Policy

SEPARATE ACCOUNT: A segregated asset account of NYLIAC, as shown on the Policy Data Page, established to receive and invest Premium Payments made under this Policy. The Separate Account’s Investment Divisions, in turn, purchase shares of Eligible Portfolios.

SPOUSAL: Of or pertaining to a Spouse.

SPOUSE: An individual with whom the Owner has entered into a legal marriage, as recognized by federal tax law.

SURRENDER CHARGE: An amount NYLIAC may charge when you make a Partial Withdrawal of the Accumulation Value or surrender this Policy for its Accumulation Value during the Surrender Charge period shown under the Surrender Charge Schedule on the Policy Data Page.

VALUATION PERIOD: The period from the close of the immediately preceding Business Day to the close of the current Business Day.

VARIABLE ACCUMULATION VALUE: The sum of the current Accumulation Unit value(s) for each of the Investment Divisions multiplied by the number of Accumulation Units held in the respective Investment Division.

ICC20V-P02	7

SECTION ONE – GENERAL PROVISIONS

1.1 Entire Contract

The entire contract consists of this Policy, any attached riders, endorsements, or amendments, and a copy of the application, if attached. Only our Chairman, President, Secretary, or one of our Executive Officers may change this contract, and then only in writing. No change will be made in the contract unless you agree. No agent/registered representative is authorized to change this contract or waive any provisions of this contract.

1.2 Information You Provided For This Policy

In issuing this Policy, we have relied on the information you provided. If you signed an application, such information includes statements made in the application. In the absence of fraud, all such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No such statement will be used by us to contest this Policy unless that statement is a material misrepresentation.

1.3 Contestable Period

We will not contest this Policy if, while you are alive, this Policy has been in force for two (2) or more years from the Policy Date. If no application was signed, this Policy will not be contested on the basis of any information that would generally be contained in an application.

1.4 Misstatement Of Age Or Sex

If a date on the Policy Data Page is based on an Age that is not correct, we may change the date to reflect the correct Age, and we will promptly notify you of this change. If the Age or sex of an Annuitant is not correct as stated, any amount payable under this Policy will be adjusted to the amount that the Premium Payment(s) made would have purchased at the correct Age and sex. If Income Payments were made based on the incorrect Age or sex, we will increase or reduce a later payment or payments to adjust for the error. Any adjustment will include interest at one percent (1.00%) per year, credited or charged as applicable, from the date of the incorrect payment to the date the adjustment is made.

1.5 Assignment (Non-Qualified Policies Only)

During your lifetime, you may assign your interest in this Policy. If you do this, your interest, and the interest of any revocable Beneficiary, is subject to that of the assignee. As Owner, you retain any rights of ownership that have not been assigned.

You must provide us with a copy of any assignment of this Policy. We will not be responsible for the validity of any assignment. Any assignment, unless otherwise specified in the assignment by you, shall take effect as of the date you sign the assignment, subject to any payment we make or other action we took before we received the assignment.

An assignee may exercise those rights assigned to that assignee. Any amount payable to the assignee will be paid in a single sum.

An assignment may have adverse tax consequences to you. Please consult with your tax advisor.

1.6 Protection Against Creditors

Except as stated in Section 1.5, payments we make under this Policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

1.7 Conformity With Law

This Policy is approved under the authority of the Interstate Insurance Product Regulation Commission (IIPRC) and issued under the IIPRC standards. Any provision of this Policy that on the provision’s effective date, is in conflict with IIPRC standards for this product type, is hereby amended to conform to the IIPRC standards for this product type as of the provision’s effective date. This Policy is subject to all laws that apply.

Any paid-up annuity, cash surrender, or death benefits available under this Policy are not less than the minimum benefits required under Section 7 of the National Association of Insurance Commissioners (NAIC) Variable Annuity Regulation, Model #250.

ICC20V-P02	8

1.8 Policy Termination

If as a result of Partial Withdrawals (together with applicable Surrender Charges) or other withdrawals made under a rider attached to this Policy, the Accumulation Value would provide Income Payments of less than $20 a month on the Annuity Commencement Date, we have the right to terminate this Policy and pay you the Accumulation Value in a single sum. This termination does not eliminate any ongoing obligations we may have under any rider that is attached to this Policy.

1.9 Report To Owner

At least once each Policy Year, and within sixty (60) days of the end of the reporting period, NYLIAC will provide a report on the status of this Policy. The report will provide you with the beginning and ending dates of the current reporting period and this Policy’s Accumulation Value on those dates. The Accumulation Value will reflect any Premium Payment(s), interest credited, expense charges, rider charges, transfers, Partial Withdrawals, and Surrender Charges applied during the reporting period. The report will also include the cash surrender value, death benefit, and, if applicable, outstanding loans. It will also give the Owner any other facts required by state law or regulation. We will not charge a fee for the first report provided during any Policy Year. However, we may charge a reasonable fee, not to exceed $30, for additional reports provided on request. NYLIAC will mail the report to your last known address.

SECTION TWO – OWNER AND ANNUITANT

2.1 Owner And Annuitant

Unless you designate otherwise, or if the Owner is not a natural person, the Owner and the Annuitant are the same individual.

2.2 Rights Of Ownership

The Owner’s rights include, but are not limited to, the right to change a revocable Beneficiary, receive Income Payments, change the Annuity Commencement Date, and designate a Payee other than you, the Owner. For Non-Qualified Policies only, you also have the right to name a new Owner or assign your interest in this Policy. You cannot lose these rights. If this Policy is jointly owned, these rights must be exercised jointly. To exercise these rights, you do not need the consent of an Annuitant or any revocable Beneficiary. An Owner’s rights of ownership end at his or her death.

2.3 Change Of Ownership (Non-Qualified Policies Only)

If this Policy is issued as a Non-Qualified Policy, you may change the Owner from yourself to a new Owner by providing us with a notice you sign that gives us the facts we need. This change, unless otherwise specified by you, will take effect as of the date you signed the notice, subject to any payment we made or action we took before we received the notice. When this change takes effect, all rights of ownership in this Policy will pass to the new Owner. Changing the Owner of this Policy does not change an Annuitant or any Beneficiary.

If the Owner of the Policy is changed, this Policy will end upon the death of either an Annuitant or an Owner prior to the Annuity Commencement Date. We will pay any applicable death benefit according to Section 11.3. Spousal continuance is not available after a change of ownership.

If the new Owner is a grantor trust for federal income tax purposes and all of the grantors are natural persons, upon the death of any grantor prior to the Annuity Commencement Date, the grantor’s death will be treated as the death of a living Owner and any applicable death benefit will be paid according to Section 11.3.

A change of ownership may have adverse tax consequences to you. Please consult with your tax advisor. A change of ownership may also adversely affect certain Policy benefits, features, riders, and endorsements.

If you designate another individual as Owner, that person must not have been older than the maximum issue age on the Policy Date.

2.4 Change Of Annuitant

You may not change the Annuitant except under conditions described in Sections 11.1 and 12.2.

ICC20V-P02	9

SECTION THREE – PREMIUM PAYMENT

3.1 Receipt Of Premium Payment

If we receive all of the information we require to issue this Policy, we will credit the Premium Payment to this Policy within two Business Days after receipt. The date we credit the Premium Payment is the Policy Date shown on the Policy Data Page. Additional Premium Payments are not allowed, however, additional monies will be accepted after the Policy Date if the total Premium Payment, as stated on the application, consists of portions received from different sources in connection with transactions such as exchanged contracts and brokerage accounts. In this case, we may receive portions of the Premium Payment on different days, we will credit the initial portion of the Premium Payment within two Business Days after receipt, and the date we credit the initial portion of the Premium Payment is the Policy Date shown on the Policy Data Page. We will credit any additional portion(s) to this Policy on the Business Day received, unless otherwise described in an attached Index-Linked Allocation Option rider. We may refuse to accept, in a uniform and nondiscriminatory manner, any portion(s) of the Premium Payment we do not receive within ninety (90) calendar days of the Policy Date.

If proceeds from different sources do not equal in the aggregate the Minimum Premium Payment shown on the Policy Data Page, we may revoke the Policy in a uniform and nondiscriminatory manner. If the Policy is revoked, we will return the Accumulation Value without applying a Surrender Charge. We reserve the right to reject, in a uniform and nondiscriminatory manner, any Premium Payment or portion(s) of a Premium Payment not conforming to the requirements shown in this Policy or with any state or federal regulatory requirements.

3.2 Limitations Of Premium Payment

The minimum portion of a Premium Payment that you may allocate to an Allocation Option is shown on the Policy Data Page.

3.3 Allocation Of Premium Payment

We will apply the Premium Payment among the Allocation Options we make available according to your instructions.

SECTION FOUR – ACCUMULATION VALUE

4.1 Calculation Of The Accumulation Value

On any day on or before the Annuity Commencement Date, the Accumulation Value of this Policy is equal to the sum of the Variable Accumulation Value, the Fixed Account Accumulation Value, and the Index-Linked Account Accumulation Value for any Valuation Period. Upon your request, we will inform you of the amount of Accumulation Value in this Policy.

SECTION FIVE – THE SEPARATE ACCOUNT

5.1 The Separate Account

We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains, and losses from the assets of the Separate Account are credited or charged to it without regard to our other income, gains, and losses.

The assets in the Separate Account are our property. The Separate Account assets equal the reserves and other Policy liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right, when not prohibited by the laws of the state in which this Policy is issued, to transfer assets of an Investment Division, in excess of the reserves and other Policy liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

5.2 Investment Of The Separate Account Assets

The Separate Account invests its assets in shares of the Eligible Portfolios of the Fund. Fund shares are purchased, redeemed, and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add or remove any Investment Division of the Separate Account.

We will apply any portion of your Premium Payment and transfers allocated to the Investment Divisions to purchase Accumulation Units in those Investment Divisions.

ICC20V-P02	10

5.3 Valuation Of The Separate Account Assets

We will determine the value of the assets in the Separate Account on each Business Day. The assets of the Separate Account will be valued at fair market value, as determined in accordance with a method of valuation that we establish in good faith.

5.4 Our Rights And The Separate Account

We reserve the right, when not prohibited by the laws of the state in which this Policy is issued, to transfer assets of the Separate Account that we determine to be associated with the class of policies to which this Policy belongs to another Separate Account. If we make this type of transfer, the term “Separate Account” as used in this Policy, will then mean the Separate Account to which we transferred the assets.

We also reserve the right, when not prohibited by the laws of the state in which this Policy is issued, to:

a)	manage the Separate Account under the direction of a committee at any time;

b)	de-register the Separate Account under the Investment Company Act of 1940;

c)	combine the Separate Account with one or more other Separate Accounts; and

d)	restrict or eliminate any of the voting rights of Owners or other persons who have voting rights as to the Separate Account as permitted by law.

5.5 Change In The Objective Of A Fund

When required by law or regulation, we may change an objective of a Fund. We will not change the objective of a Fund unless the appropriate insurance official of the State of Delaware approved the change, or it was deemed approved in accordance with such law or regulation. If so required, we will file a request for approval with the insurance official of the state or the district in which this Policy is issued.

5.6 Accumulation Units

We credit to this Policy that portion of the Premium Payment allocated or transferred to a designated Investment Division of the Separate Account in the form of Accumulation Units. We determine the number of Accumulation Units credited to this Policy by dividing the amount allocated or transferred to each Investment Division by the Accumulation Unit value for that Investment Division for the Valuation Period during which we receive the Premium Payment or transfer request and all required documentation.

We deduct from this Policy that portion of each Partial Withdrawal, Surrender Charge, any additional fees and charges, or transfer charge made from a designated Investment Division of the Separate Account from this Policy in the form of Accumulation Units. We determine the number of Accumulation Units to be deducted by dividing the amount withdrawn or transferred from each Investment Division by the Accumulation Units’ value for that Investment Division for the Valuation Period.

The value of an Accumulation Unit will vary in accordance with the investment experience of the Eligible Portfolios in which the Investment Divisions invest. The number of Accumulation Units in a Policy will not, however, change as a result of any fluctuations in the value of an Accumulation Unit.

5.7 Determination Of Accumulation Unit Value

We determine the value of an Accumulation Unit on any Business Day by multiplying the value of that unit on the immediately preceding Business Day by the net investment factor for the Valuation Period.

The net investment factor for this Policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

a)	is the sum of:

1) the net asset value of a Fund share held in the Separate Account for that Investment

Division determined at the end of the current Valuation Period; plus

2) the per share amount of any dividend or capital gain distributions made by the Fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the Valuation Period; and

b)	is the net asset value of a Fund share held in the Separate Account for that Investment

    Division determined as of the end of the immediately preceding Valuation Period; and

ICC20V-P02	11

c)	is the daily Mortality and Expense Risk and Administrative Costs Charge which is 1/365th* of the annual Mortality and Expense Risk and Administrative Costs Charge shown on the Policy Data Page.

* In a leap year, this calculation is based on 366 days.

The net investment factor may be greater or less than one. Therefore, the Accumulation Unit value may increase or decrease.

The net asset value of a Fund share held in the Separate Account reflects a fee paid to an investment advisor for investment advisory services provided.

SECTION SIX – FIXED ACCOUNT

6.1 Investment Of The Fixed Account Assets

Premium Payment and/or transfer amounts allocated to the Fixed Account, and interest earned thereon, are held in NYLIAC’s General Account.

6.2 Valuation Of The Fixed Account

The amount in the Fixed Account is equal to the sum of the Premium Payment and transfers allocated to the Fixed Account, plus interest credited on those amounts, less any Partial Withdrawals and transfers from the Fixed Account, and less any Surrender Charges assessed on and deducted from the Fixed Account. We credit the Premium Payment and transfers allocated to the Fixed Account with interest at a rate we set from time to time. We will set an interest rate in advance at least once each year. We credit interest on a daily basis. This rate will never be less than the guaranteed minimum interest rate for the Fixed Account shown on the Policy Data Page.

For the Premium Payment and transfers you have allocated to the Fixed Account, we will credit the rate in effect as of the Business Day we receive the Premium Payment or transfer request. A Premium Payment or transfer allocated to the Fixed Account will receive the rate in effect for the period during which the allocation is made, until the first anniversary of the Premium Payment or transfer. Thereafter, the rate applied to those amounts may change on the anniversary of each Premium Payment or transfer request to the Fixed Account. The new rate will take effect on the anniversary of the Premium Payment or transfer request to the Fixed Account.

The minimum Premium Payment amount that you may allocate to the Fixed Account is shown on the Policy Data Page. See “Section Three – Premium Payment,” “Section Eight – Transfers” and the Policy Data Page for information regarding restrictions on allocations to the Fixed Account.

Upon surrender of this Policy, any amount payable from the Fixed Account will be no less than the Guaranteed Cash Surrender Value attributable to the Fixed Account. The Fixed Account Accumulation Value available under this Policy will be no less than the minimum benefits required by law.

SECTION SEVEN - INDEX-LINKED ACCOUNT

7.1 Investment Of The Index-Linked Account Assets

Premium Payment and/or transfer amounts allocated to the Index-Linked Account, and interest, if any, earned thereon, are held in NYLIAC’s General Account.

7.2 Valuation Of The Index-Linked Account

The amount in the Index-Linked Account is equal to the sum of Premium Payment and transfers allocated to the Index-Linked Account, plus interest credited on those amounts, less any transfers and partial withdrawals from the Index-Linked Account, and less any surrender charges assessed on and deducted from the Index-Linked Account.

For information regarding restrictions on allocations to the Index-Linked Account, see the Policy Data Page, and the Index-Linked Account Asset Allocation Riders attached to the Policy.

Upon full surrender, any amount payable from the Index-Linked Account Accumulation Value will be no less than the Guaranteed Cash Surrender Value attributable to the Index-Linked Account. The Index-Linked Account Accumulation Value available under this Policy will be no less than the minimum benefits required by law.

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SECTION EIGHT – TRANSFERS

8.1 Allowable Transfers

You may transfer the Variable Accumulation Value between Investment Divisions. You may also make transfers between the Investment Divisions and the Fixed Account, subject to limitations described on the Policy Data Page. You may make transfers from the Investment Divisions and Fixed Account to the Index-Linked Account, and from the Index-Linked Account to the Investment Divisions and the Fixed Account, and among Index-Linked Segments as described on the Policy Data Page and in the Index-Linked Allocation Option rider(s) attached to the Policy.

8.2 Transfer Procedures And Limitations

You may make transfers at any time up to thirty (30) days before the Annuity Commencement Date, subject to the restrictions described in the Policy and attached riders. Each transfer must be equal to or greater than the minimum transfer amount shown on the Policy Data Page. A minimum balance must remain in an Investment Division or the Fixed Account after you make a transfer as shown on the Policy Data Page. If, after a transfer, the balance in an Investment Division or the Fixed Account falls below the minimum, we have the right to include that amount as part of the transfer. We will allocate the remaining amount in the same proportion as the transfer request.

Transfers from the Fixed Account will occur in the following sequence: first from the initial allocation to the Fixed Account, then from each subsequent allocation in the order received.

We may defer transfers involving an Investment Division during any period that (i) the New York Stock Exchange (NYSE) is closed for other than usual weekends and holidays; (ii) trading is restricted by the Securities and Exchange Commission (SEC); (iii) the SEC declares that an emergency exists; or (iv) the SEC, by order, permits us to delay payment.

When not prohibited by the laws of the state in which this Policy is issued, we may defer a transfer of amounts from the general account for a period of up to six months if we disclose to you the specific date on which the transfer will be effective, the reason for the delay, and the value of the transfer as of the date we receive your request.

Other Limitations

We reserve the right to apply a charge for transfers as shown on the Policy Data Page. We limit the amount that you may transfer to any one Investment Division as shown on the Policy Data Page. Transfer limitations specific to the Index-Linked Account are on the Policy Data Page and in the corresponding Index-Linked Account Allocation Option rider(s).

Your right to make transfers under this Policy is subject to modification if the exercise of that right will disadvantage or potentially hurt the rights or interests of other policyowners, as determined in accordance with the standards set by the underlying fund managers. We may apply such restrictions in any manner reasonably designed to prevent any use of the transfer right that we consider to be to the actual or potential disadvantage of other policyowners. In addition, NYLIAC may restrict your ability to make transfers such as limiting the method by which requests for transfers, either into or out of the Investment Divisions, are made. This includes suspending your ability to make requests for transfers by telephone and/or electronically.

SECTION NINE – WITHDRAWALS

9.1 Surrender Of This Policy

On any Business Day that occurs on or before the Annuity Commencement Date and after this Policy has an Accumulation Value, you may request a surrender of this Policy. Upon surrender, you will receive the Accumulation Value, less any Surrender Charge and/or additional fees and charges (including rider charges) that may apply.

9.2 Partial Withdrawals

Provided this Policy has sufficient Accumulation Value, you may request a Partial Withdrawal by submitting to us your request at least thirty (30) days before the Annuity Commencement Date. The Partial Withdrawal may be for a selected amount or a percentage of the Accumulation Value. The minimum amount you may withdraw is shown on the Policy Data Page. You must specify the amount or percentage you wish to withdraw from among the

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Investment Divisions, the Fixed Account, and each Segment of the Indexed-linked Account. However, if you do not specify the source of the withdrawal, NYLIAC will withdraw the money on a pro-rata basis from each Investment Division, Segment and the Fixed Account. We will make Partial Withdrawals from the Investment Divisions by deducting Accumulation Units. For an explanation of how we determine Accumulation Units to deduct, please refer to Section 5.6. If your request for a Partial Withdrawal from any Investment Division, Segment or the Fixed Account is greater than the amount allocated to that Investment Division, Segment or the Fixed Account, we will pay you the entire value of that Investment Division, Segment or the Fixed Account, less any Surrender Charge that may apply.

Partial Withdrawals from the Fixed Account will occur in the following sequence: first from the portion of the Fixed Account Accumulation Value attributed to the initial Premium Payment, then from the portion of the Fixed Account Accumulation Value attributed to subsequent transfers in the order received.

We will assess a Surrender Charge, as shown on the Policy Data Page, except as provided in Sections 10.2 and 10.3. If your request for a Partial Withdrawal from any Investment Division, Segment or the Fixed Account is greater than the amount allocated to that Investment Division, Segment or the Fixed Account, we will pay you the entire value of that Investment Division, Segment or the Fixed Account, less any Surrender Charge that may apply.

The minimum Accumulation Value, as shown on the Policy Data Page, must remain in this Policy after a Partial Withdrawal. If a Partial Withdrawal would cause the total Accumulation Value of this Policy to fall below the required minimum, we may not process the Partial Withdrawal request.

9.3 Partial Withdrawal Or Surrender Payment

We will pay any Partial Withdrawal or surrender proceeds within seven (7) days after we receive all required information. We will determine the Partial Withdrawal or surrender value that we will pay on the date we receive all required information. However, we may defer payment of a Partial Withdrawal or surrender request from the Investment Divisions during any period that (i) the New York Stock Exchange (NYSE) is closed for other than usual weekends and holidays; (ii) trading is restricted by the Securities and Exchange Commission (SEC); (iii) the SEC declares that an emergency exists; or (iv) the SEC, by order, permits us to delay payment.

We may defer payment of any Partial Withdrawal or surrender request from the Fixed Account and Index-Linked Account for up to six (6) months from the Partial Withdrawal or surrender request date. We will pay interest on any amount deferred for thirty (30) days or more. If we defer payments, we will pay interest at the rate specified by the Insurance Department of the state where your Policy is issued from the date of the Partial Withdrawal or surrender request. This rate will be at least one percent (1.00%) per year.

SECTION TEN – CHARGES AND DEDUCTIONS

10.1 Fees And Charges

We will deduct the Separate Account mortality and expense risk and administrative costs charge from your Policy, as described on the Policy Data Page.

During the Surrender Charge period, we may deduct a Surrender Charge from the Policy’s Accumulation Value. Surrender Charges are explained in Section 10.2 and on the Policy Data Page.

10.2 Surrender Charges

During a Surrender Charge period, as set out in the Surrender Charge Schedule on the Policy Data Page, we may apply a Surrender Charge each time you make a Partial Withdrawal or when you surrender the Policy for its Accumulation Value. A Surrender Charge is a percentage, as shown on the Surrender Charge Schedule, of the Accumulation Value withdrawn or surrendered. The applicable percentage corresponds to the Policy Year in which you make a Partial Withdrawal or surrender the Policy. The amount that is subject to a Surrender Charge is the portion of the amount withdrawn or surrendered that exceeds the Annual Surrender Charge Free Amount. The Annual Surrender Charge Free Amount is described under “Surrender Charges -- Annual Surrender Charge Free Amount(s)” section of the Policy Data Page. For a Partial Withdrawal, the Surrender Charge, if any, will be deducted from the remaining Accumulation Value, if sufficient, or from the amount withdrawn.

10.3 Waiver Of Surrender Charges

Surrender Charges will be waived:

a)	upon payment of a death benefit;

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b)

for any Required Minimum Distribution (RMD), as calculated by us, from the Accumulation Value of this Policy. However, if, in addition to any RMD withdrawals, other Partial Withdrawals are made from this Policy during the same Policy Year, all such withdrawals will be combined, and a Surrender Charge will apply to that portion of the withdrawals that exceeds the greater of the calculated RMD amount and the Annual Surrender Charge Free Amount explained on the Policy Data Page;

c)	on amounts placed under a life income payment option;
d)	under conditions specified on the Policy Data Page or in any riders or endorsements attached to and made a part of this Policy; and/or
e)	if we terminate this Policy pursuant to Section 1.8.

10.4 State Premium Taxes

If we are required by state law to pay state premium taxes for your Policy, the amount of the state premium tax will be deducted from the Accumulation Value of your Policy on the earliest of:

a)	the date this Policy is surrendered; or
b)	the Annuity Commencement Date, before the Accumulation Value is placed under an Income Payment option; or
c)	the date we terminate this Policy pursuant to Section 1.8.

We will not deduct state premium taxes from the Accumulation Value if the Accumulation Value is paid as a death benefit.

SECTION ELEVEN – DEATH BENEFITS

11.1 Death Of Annuitant Before The Annuity Commencement Date

Single Annuitant Policy: If this Policy is issued with one Annuitant, the Annuitant is not an Owner and the Annuitant dies before the Annuity Commencement Date, when we receive Proof of Death for the Annuitant, the Owner will become the Annuitant of this Policy. If this Policy is jointly owned, the first Owner named will become the Annuitant.

Joint Annuitant Policy: If this Policy is issued with joint Annuitants and an Annuitant who is not an Owner dies before the Annuity Commencement Date, an Owner who is not already an Annuitant may become the new joint Annuitant. Otherwise, this Policy will continue with only one Annuitant. If this Policy is issued with joint Owners, neither Owner is an Annuitant, and an Annuitant dies before the Annuity Commencement Date, the first named Owner may become the new joint Annuitant. Otherwise, this Policy will continue with only one Annuitant. If neither Annuitant is an Owner and both Annuitants die before the Annuity Commencement Date, then the Owner, or in the case of a jointly owned Policy, the first named Owner, will become the Annuitant and this Policy will continue with only one Annuitant.

If the Owner is not a natural person (or is a grantor trust for federal income tax purposes and one or more grantors is not a natural person), upon the death of the Annuitant, this Policy will end and we will pay any applicable death benefit according to Section 11.3.

If the Owner of the Policy is changed, this Policy will end upon the death of either an Annuitant or an Owner prior to the Annuity Commencement Date. See Section 2.3.

11.2 Death Of Owner Before The Annuity Commencement Date

If you die before the Annuity Commencement Date, this Policy will end. If this Policy is jointly owned, this Policy will end upon the death of the Owner who dies first. We will pay any applicable death benefit to the Beneficiary according to Section 11.3. However, if your Spouse is designated as the sole primary Beneficiary under this Policy, he or she may choose to continue this Policy upon your death as the new Owner and, if applicable, the new Annuitant, subject to certain Qualified Plan limitations and other limitations described below and in Section 12.2. If your Spouse chooses to continue this Policy, we will not pay any death benefit proceeds as a consequence of your death. See Section 12.2 for Spousal Continuance.

If the Owner is a grantor trust for federal income tax purposes and all of the grantors are natural persons, upon the death of any grantor, this Policy will end and we will pay any applicable death benefit according to Section 11.3. If any of the grantors are not a natural person, this Policy will end upon the death of the Annuitant. If the Owner is not a natural person, see Section 11.1.

If the Owner of the Policy is changed, this Policy will end upon the death of either an Annuitant or an Owner prior to the Annuity Commencement Date. See Section 2.3.

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11.3 Payment Of The Death Benefit Prior To The Annuity Commencement Date

The death benefit is an amount equal to the greater of the Accumulation Value of this Policy and the Return of Premium Death Benefit. The death benefit available under this Policy is not less than the minimum benefit required by law. The payment will be calculated as of the date we receive Proof of Death and claim information. If applicable, we will reduce the death benefit by the amount of any distributions that we made under this Policy after the date of death.

We must make full payment of the death benefit proceeds, that are not placed under a settlement alternative, within five (5) years after the date of death. However, we will promptly pay to a Beneficiary his or her share of any amount of the death benefit proceeds within seven (7) calendar days from the date we receive Proof of Death and claim information. If we do not pay to a Beneficiary his or her share of any amount of the death benefit proceeds within seven (7) calendar days from the date we receive Proof of Death and claim information then, beginning on the eighth (8th) calendar day, interest shall accrue on the unpaid amount until it is paid at the effective annual rate or rates for funds left on deposit. In determining the effective annual rate or rates we shall use the rate that is in effect on the date we receive Proof of Death and claim information. However, if we do not pay to a Beneficiary his or her share of any amount of the death benefit proceeds within thirty (30) calendar days from the latest of (a), (b), and (c) listed below, then beginning with the date that is thirty-one (31) calendar days from the latest of (a), (b), and (c) listed below to the date the claim is paid, additional interest shall accrue at a rate of 10% annually. Items (a), (b), and (c) are: (a) the date we receive Proof of Death and claim information; (b) the date NYLIAC receives sufficient information to determine its liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and (c) the date that legal impediments to payment of proceeds that depend on the action of parties other than NYLIAC are resolved and sufficient evidence of the same is provided to NYLIAC. Legal impediments to payment include but are not limited to (i) the establishment of guardianships and conservatorships; (ii) the appointment and qualification of trustees, executors, and administrators; and (iii) the submission of information required to satisfy state and federal reporting requirements.

For Accumulation Value in the Investment Divisions, We may defer payment of the death benefit during any period that (i) the New York Stock Exchange (NYSE) is closed for other than usual weekends and holidays; (ii) trading is restricted by the Securities and Exchange Commission (SEC); (iii) the SEC declares that an emergency exists; or (iv) the SEC, by order, permits us to delay payment.

While you are living, you may choose, in a notice you sign that gives us the facts we need, to have all or part of the death benefit proceeds paid in a single sum or placed into a settlement alternative we may make available. If you do not designate a payment method for the death benefit proceeds, the Beneficiary (at the time of your death) may elect to receive either a single sum or have the death benefit proceeds placed into a settlement alternative we may make available. These settlement alternatives may accrue interest at rates we set. Payments under an elected income or guaranteed life income settlement alternative must be for the life of the Beneficiary or for a number of years that is not more than the life expectancy of the Beneficiary (as determined for federal tax purposes) at the time of your death. A settlement alternative election must be made and payments must begin within one year after your death. We may require proof of the Beneficiary’s date of birth before payments begin.

You may revoke a previous designation for death benefit payments only in a notice you sign that gives us the facts we need. However, the Beneficiary may not revoke or modify any designation you made regarding the payment method for the death benefit proceeds.

11.4 If No Beneficiary Survives You Or, If Applicable, The Annuitant, Prior To The Annuity Commencement Date

If this Policy ends prior to the Annuity Commencement Date, due to the death of the Owner or, if applicable, an Annuitant, as described in this Policy, and there are no living Beneficiaries for any amount payable, or if a Beneficiary for a stated share is not living, the right to this amount, or this share, will pass to the Owner as Beneficiary. If no Owner is living, the amount, or share, will pass to the Owner’s estate, unless you designated otherwise. If this Policy is jointly owned, and this Policy ends due to the death of an Owner, we will pay the surviving Owner as Beneficiary, unless you designated otherwise. We will pay the proceeds in a single sum.

If a Beneficiary dies at the same time as, or within fifteen (15) days after, the Owner (or, if applicable, the Annuitant), but before we receive from that Beneficiary claim information and Proof of Death for the Owner (or, if applicable, the Annuitant), we will pay any amount payable as though the Beneficiary died first, unless otherwise required by state law.

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11.5 Death Of Annuitant or Owner After The Annuity Commencement Date

After the Annuity Commencement Date, we will make Income Payments while an Annuitant is living. If the elected Income Payment option includes a guaranteed period of Income Payments and the Annuitant (the last surviving Annuitant for joint Annuitant policies) dies after the Annuity Commencement Date, but before the end of the guaranteed period, we will then make the Income Payments as death benefit proceeds to the Beneficiary, not the Payee, at the same scheduled frequency in effect on the date of the Annuitant’s (the last surviving Annuitant for joint Annuitant policies) death, for the remainder of the guaranteed period, even if the Payee is alive. If the Annuitant (the last surviving Annuitant for joint Annuitant policies) dies after the end of the guaranteed period, we will not pay anything to the Payee or any Beneficiary.

If this Policy has one Owner and the Owner dies after the Annuity Commencement Date, while an Annuitant is living, the Owner’s estate will become the Owner of this Policy unless you specified otherwise. We will continue to make Income Payments to the Payee while an Annuitant is living. If the Payee dies while an Annuitant is living, we will make Income Payments to the Annuitant(s) unless you specified otherwise.

If this Policy is jointly owned and one Owner dies after the Annuity Commencement Date, while an Annuitant is living, the surviving Owner will become the sole Owner and we will make Income Payments to the Payee while an Annuitant is living. If the last surviving Owner dies while an Annuitant is living, the last surviving Owner’s estate will become the new Owner, unless you specified otherwise. We will continue to make Income Payments to the Payee while an Annuitant is living. If the Payee dies while an Annuitant is living, we will make Income Payments to the Annuitant(s) unless you specified otherwise.

11.6 If No Beneficiary Survives The Annuitant After The Annuity Commencement Date

If, after the Annuity Commencement Date, a death benefit is payable and no Beneficiary is living when the Annuitant (the last surviving Annuitant for joint Annuitant policies) dies, unless you designated otherwise, we will pay you the death benefit in a single sum. If you are not living, then we will pay the present value of any remaining guaranteed Income Payments to your estate, unless you designated otherwise. The present value is determined by discounting the remaining guaranteed Income Payments using an interest rate equal to the rate used to determine those Income Payments at issue, and is always less than the total of those remaining guaranteed Income Payments. No amount will be payable to any Beneficiary after the guaranteed period of Income Payments ends.

If a Beneficiary dies at the same time as, or within fifteen (15) days after, the Annuitant (the last surviving Annuitant for joint Annuitant policies), but before we receive from that Beneficiary, claim information and Proof of Death for the Annuitant, we will pay any amount payable as though the Beneficiary died first, unless otherwise required by state law.

11.7 Death Of A Beneficiary Who Is Receiving Income Payments

If a Beneficiary is receiving Income Payments under a payment option with a guaranteed period and the Beneficiary dies during the guaranteed period, we will pay any remaining guaranteed Income Payments to those Beneficiaries in the same class who are alive when an Income Payment becomes due. If the last surviving Beneficiary in a class receiving Income Payments dies, we will pay any remaining guaranteed Income Payments to those in the next class who are alive when an Income Payment becomes due, and so on.

If no Beneficiary for any amount payable, or for a stated share, is alive during the guaranteed period, we will pay the present value of any remaining guaranteed Income Payments to the estate of the Beneficiary who dies last. The present value is determined by discounting the remaining guaranteed Income Payments using an interest rate equal to the rate used to determine those Income Payments, and is always less than the total of those remaining guaranteed Income Payments. No amount will be payable to any Beneficiary after the end of the guaranteed period of Income Payments.

SECTION TWELVE – BENEFICIARY

12.1 Designation Of A Beneficiary

You may name one or more Beneficiary(ies) on the application. This designation will take effect as of the date you signed the application. You may classify multiple Beneficiaries as primary (or first class), contingent (or second class), and so on. If you name two or more Beneficiaries in a class, you may also state their shares in any payable death benefit proceeds. Any amount payable will be paid to any Beneficiary classified as primary who survives you. If no Beneficiary classified as primary survives you, payment will be made to any surviving Beneficiary in the next class, and so on. Those Beneficiaries who survive in the same class have an equal share in any amount payable to the extent possible, unless you have stated otherwise.

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12.2 Spousal Continuance

If you die before the Annuity Commencement date and you have designated your Spouse as the sole primary Beneficiary under this Policy, he or she may elect in writing to continue this Policy upon your death as the new Owner, and, if applicable, a new Annuitant, subject to certain Qualified Plan limitations and the conditions specified below. Spousal continuance of this Policy does not apply if there was a change of ownership subsequent to the Policy Date, the Owner is not a natural person, or if this Policy is jointly owned by individuals who are not Spouses.

If this Policy is issued with one Owner and you die before the Annuity Commencement Date, your Spouse must be the sole primary Beneficiary to continue this Policy as the new Owner. If you were also an Annuitant, your Spouse, if not already a designated Annuitant, may also become an Annuitant.

If this Policy is issued with joint Spousal Owners and one Owner dies before the Annuity Commencement Date, you must have provided a designation of “Surviving Spouse” as the sole primary Beneficiary to allow the surviving Spouse to continue this Policy as the sole Owner. If the Owner who died was also an Annuitant, your Spouse, if not already an Annuitant, may also become an Annuitant.

If your surviving Spouse chooses to continue this Policy after your death, we will not pay any death benefit proceeds as a consequence of your death.

12.3 Changing A Beneficiary

During your lifetime, you may change a revocable Beneficiary by providing us with a notice you sign that gives us the facts we need. This change, unless otherwise specified by you, will take effect as of the date you signed the notice, subject to any payment we made or action we took before we received the notice. If you have designated an irrevocable Beneficiary, you may only change the Beneficiary with his or her signed consent. A Beneficiary who is not also the Owner may not change a Beneficiary designation.

SECTION THIRTEEN – INCOME PAYMENTS

13.1 Calculating Income Payments

Unless you otherwise instruct us, we will make Income Payments under the Life Income-Guaranteed Period option. Under the Life Income-Guaranteed Period option, we will make equal payments to the Payee each month during the lifetime of the Annuitant(s). Income Payments do not change and are guaranteed for a period of 10 years (120 monthly payments) even if an Annuitant dies sooner. Please refer to the applicable table in the Appendices for the minimum monthly purchase rates under this option.

We determine the monthly Income Payment amount on the Annuity Commencement Date by applying the total Accumulation Value of this Policy, less any state premium tax that may be payable, to the applicable Income Payment rate in effect on the Annuity Commencement Date. Application of state premium tax is explained in Section 10.4. Income Payment rates are based on the sex and adjusted Age of the Annuitant(s).

To find the adjusted Age in the year the first payment is due, we first set an Annuitant’s Age to be the lesser of Age 100 and his or her Age at the time of the first payment, and then adjust it according to the following table:

AGE ADJUSTMENT FOR YEAR INCOME PAYMENTS COMMENCE

Year of first payment	2021-2022	2023-2029	2030-2039	2040-2055	2056 & later
Subtract from Age at first payment	0	-1	-2	-3	-4

The monthly Income Payment amount will not be less than an amount that is based on the corresponding minimum monthly purchase rates shown in the applicable Life Income–Guaranteed Period Payment Tables provided in the Appendices. These minimum amounts are ten-year certain and life amounts based on the 2012 Individual Annuity Mortality (IAM) Period Table with Projection Scale G2 applied for fifteen years static and generationally thereafter, and with interest compounded each year at one-half percent (0.50%) .

When requested, we will state in writing what the minimum amount of each monthly Income Payment would be under this provision.

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Income Payments will not be less than those that would be provided to the same class of Annuitants if the Accumulation Value, less any applicable Surrender Charge, was used to purchase any single premium immediate annuity offered by NYLIAC on the Annuity Commencement Date.

If Income Payments are less than twenty dollars ($20) a month on the Annuity Commencement Date, we will instead terminate this Policy and pay you the Accumulation Value in a single sum.

13.2 Commencement Of Income Payments

Before Income Payments begin we may require proof of an Annuitant’s birth date. Income Payments are scheduled to begin on the Annuity Commencement Date shown on the Policy Data Page, or as changed in accordance with Section 13.3, provided this Policy is in force on that date. Under the Life Income-Guaranteed Period option, we will make Income Payments to the Payee each month. Once Income Payments begin, the Income Payment option may not be changed. We may require proof of an Annuitant’s survival as a condition for Income Payments beyond the guaranteed period.

13.3 Change Of Annuity Commencement Date

If we agree, you may change the Annuity Commencement Date to an earlier date (but not prior to the first Policy Anniversary) or a later date. You must notify us in writing of any change at least one month before the Annuity Commencement Date.

13.4 Other Income Payment Options

If we agree, you may elect, on or before the Annuity Commencement Date, to have the Accumulation Value placed under another Income Payment option we may make available.

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APPENDICES

APPENDIX 1

Single Life Table

Life Income - Guaranteed Period Payment Table Minimum Monthly Payment Guaranteed for 10 years per $1,000 of Proceeds
Adjusted Age	Male Annuitant	Female Annuitant

60	3.06	2.92
61	3.16	3.01
62	3.26	3.10
63	3.36	3.20
64	3.47	3.30
65	3.59	3.41
66	3.71	3.52
67	3.85	3.64
68	3.99	3.77
69	4.14	3.91
70	4.30	4.05
71	4.47	4.21
72	4.65	4.37
73	4.84	4.55
74	5.04	4.73
75	5.26	4.93
76	5.48	5.14
77	5.70	5.35
78	5.94	5.57
79	6.18	5.80
80	6.42	6.04
81	6.66	6.27
82	6.89	6.51
83	7.12	6.74
84	7.33	6.96
85	7.53	7.18
86	7.70	7.38
87	7.86	7.56
88	7.99	7.73
89	8.11	7.88
90	8.21	8.01
91	8.29	8.13
92	8.35	8.22
93	8.40	8.30
94	8.44	8.36
95	8.46	8.41
96	8.49	8.45
97	8.50	8.47
98	8.51	8.49
99	8.52	8.50
100	8.52	8.51

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APPENDIX 2

Joint Life Income - Guaranteed Period Payment Table

Minimum Monthly Payment Guaranteed for 10 years per $1,000 of Proceeds

Adjusted Age
Male Annuitant	Female Annuitant
	60	65	70	75	80	85	90	95	100

60	2.57	2.74	2.87	2.96	3.01	3.04	3.06	3.06	3.06

65	2.71	2.97	3.20	3.37	3.49	3.55	3.58	3.59	3.59

70	2.80	3.15	3.51	3.83	4.07	4.21	4.27	4.30	4.30

75	2.86	3.27	3.76	4.26	4.72	5.03	5.18	5.24	5.25

80	2.90	3.35	3.92	4.61	5.33	5.91	6.25	6.38	6.41

85	2.91	3.39	4.01	4.81	5.75	6.63	7.20	7.45	7.51

90	2.92	3.40	4.04	4.90	5.96	7.01	7.76	8.10	8.18

95	2.92	3.41	4.05	4.92	6.02	7.14	7.96	8.34	8.44

100	2.92	3.41	4.05	4.93	6.03	7.17	8.00	8.39	8.49

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APPENDIX 3

Joint Life Income - Guaranteed Period Payment Table

Minimum Monthly Payment Guaranteed for 10 years per $1,000 of Proceeds

Adjusted Age
Male Annuitant	Male Joint Annuitant
	60	65	70	75	80	85	90	95	100

60	2.63	2.79	2.90	2.98	3.03	3.05	3.06	3.06	3.06

65	2.79	3.04	3.26	3.42	3.51	3.56	3.58	3.59	3.59

70	2.90	3.26	3.61	3.91	4.12	4.24	4.28	4.30	4.30

75	2.98	3.42	3.91	4.42	4.84	5.10	5.21	5.25	5.25

80	3.03	3.51	4.12	4.84	5.54	6.06	6.32	6.40	6.41

85	3.05	3.56	4.24	5.10	6.06	6.87	7.32	7.48	7.51

90	3.06	3.58	4.28	5.21	6.32	7.32	7.92	8.14	8.19

95	3.06	3.59	4.30	5.25	6.40	7.48	8.14	8.39	8.45

100	3.06	3.59	4.30	5.25	6.41	7.51	8.19	8.45	8.50

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APPENDIX 4

Joint Life Income - Guaranteed Period Payment Table

Minimum Monthly Payment Guaranteed for 10 years per $1,000 of Proceeds

Adjusted Age
Female Annuitant	Female Joint Annuitant
	60	65	70	75	80	85	90	95	100

60	2.53	2.67	2.78	2.85	2.89	2.91	2.92	2.92	2.92

65	2.67	2.90	3.10	3.24	3.33	3.38	3.40	3.41	3.41

70	2.78	3.10	3.41	3.68	3.88	3.98	4.03	4.05	4.05

75	2.85	3.24	3.68	4.13	4.51	4.76	4.88	4.92	4.93

80	2.89	3.33	3.88	4.51	5.14	5.63	5.90	6.01	6.03

85	2.91	3.38	3.98	4.76	5.63	6.41	6.91	7.11	7.16

90	2.92	3.40	4.03	4.88	5.90	6.91	7.60	7.91	7.99

95	2.92	3.41	4.05	4.92	6.01	7.11	7.91	8.29	8.38

100	2.92	3.41	4.05	4.93	6.03	7.16	7.99	8.38	8.48

ICC20V-P02	23

New York Life Insurance and Annuity Corporation (NYLIAC)

(A Delaware Corporation)

Home Office: 3[51 Madison Avenue, New York, NY 10010]

Individual Modified Single Premium Deferred Variable Annuity With An Index-Linked Account Option and A Guaranteed Minimum Death Benefit

Premium Payment The Premium Payment is subject to the limitations set forth in this Policy. The Premium Payment may only be made while an Annuitant and the Owner (both Owners, if jointly owned) are living.

THE POLICY VALUES AND BENEFITS PROVIDED BY THIS POLICY, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

This Policy is non-participating. Therefore, no dividends are payable.

ICC20V-P02	SPECIMEN

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

POLICY DATA PAGE

To contact the insurance department in the state in which this Policy is issued, call:					[7][(XXX) XXX-XXXX]

Annuitant(s)	--	[8][John Doe]	AGE:	[8,9][50]	[8][MALE]
		[8][Jane Doe]	AGE:	[8,9][50]	[8][FEMALE]
Policy Number	--	[00 000 000]
Policy Date	--	[January 1, 2020]
Owner(s)	--	[8][John Doe]	AGE:	[8,9][50]	[8][MALE]
		[8][Jane Doe]	AGE:	[8,9][50]	[8][FEMALE]
Policy Type	--	[10][Non-Qualified]

	PREMIUM PAYMENT:	[$10,000]
(or the portion of Premium Payment received on the Policy Date)

	MINIMUM PREMIUM PAYMENT:	[11][$10,000]

	ANNUITY COMMENCEMENT DATE:	[January 1, 2065]

	THE SEPARATE ACCOUNT:	NYLIAC Variable Annuity Separate Account III

THE FIXED ACCOUNT:
	Guaranteed Minimum Interest Rate	[12][0.05%] (Annual Effective Rate)

	Nonforfeiture Rate	[13][X%]

THE INDEX-LINKED ACCOUNT:

[14]	Initial Term Strategies – Rider A1
(Only available during the Surrender Charge Schedule)

	Nonforfeiture Rate	[15][X%]

	Index(ices):	[16][S&P 500® Index2, 3]
[16][Russell 2000® Index2, 4]
	Crediting Floor	0%
	[17][S&P 500® Index - Cap Rate]	[18][X%]
	[17][S&P 500® Index - Flat Rate]	[18][X%]
	[17][Russell 2000® Index - Cap Rate]	[18][X%]
	[17][Russell 2000® Index - Flat Rate]	[18][X%]

Recurring Term Strategies – Rider B1

	Nonforfeiture Rate	[15][X%]

	Index(ices):	[16][S&P 500® Index2, 3]
[16][Russell 2000® Index2, 4]

	Crediting Floor	0%

During Surrender Charge Schedule
	[20][Guaranteed Minimum [19][Cap Rate]]	[21][X%]
	[20][Guaranteed Minimum [19][Flat Rate]]	[21][X%]
	[20][Guaranteed Maximum [19][S&P 500® Index - Cap Rate]]	[22][X%]
	[20][Guaranteed Maximum [19][S&P 500® Index - Flat Rate]]	[22][X%]

ICC20V-P02D	SPECIMEN	2

[20][Guaranteed Maximum	[19][Russell 2000® Index - Cap Rate]]	22[X%]
[20][Guaranteed Maximum	[19][Russell 2000® Index - Flat Rate]]	22[X%]

After Surrender Charge Schedule
[20][Guaranteed Minimum [19][Cap Rate]]		[23][X%]
[20][Guaranteed Minimum [19][Flat Rate]]		[23][X%]

ALLOCATION OPTIONS

Unless otherwise restricted, the Allocation Options consist of the Fixed Account, the Investment Divisions of the Separate Account, and the Index-Linked Account Strategies, as set forth below.

1)	FIXED ACCOUNT:

1-Year Fixed Account

If the five-year Constant Maturity Treasury Rate, less 125 basis points, is below 3%, we may refuse the allocation of all or a portion of a Premium Payment to the Fixed Account.

2)	INVESTMENT DIVISIONS:

You create a portfolio based on the Investment Divisions you select. You may change your selections at any time by submitting new allocation instructions. The available Investment Divisions are listed in the product prospectus.

3)	INDEX-LINKED ACCOUNT STRATEGIES:

The Index-Linked Account Strategies are described in [Rider A and Rider B] attached to this Policy. The Rider(s) describe the Strategies, including availability and restrictions.

FIXED ACCOUNT TRANSFERS

Transfers to the Fixed Account are only permitted if no transfers were made from the Fixed Account during the past six (6) months.

The sum of all transfers from the Fixed Account in a Policy Year may not exceed 25% of the highest attained Fixed Account Accumulation Value on any Policy Anniversary (Policy Date if in the first Policy Year), reduced by the amount of any withdrawals made from the Fixed Account. When the Fixed Account Accumulation Value is zero, all previous Fixed Account anniversary values are disregarded, and the next transfer into the Fixed Account will then be considered the highest attained Fixed Account Accumulation Value until a subsequent anniversary results in a higher balance. Transfers to the Fixed Account have no effect on the highest attained Fixed Account Accumulation Value at the time the transfer is made. However, such transfers may increase the highest attained Fixed Account Accumulation Value following such transfers if, at the next Policy Anniversary, the Fixed Account Accumulation Value is greater than the highest attained Fixed Account Accumulation Value at the time that the transfer is made. Transfers from the Fixed Account have no impact on the highest attained Fixed Account Accumulation Value.

INDEX-LINKED ACCOUNT TRANSFERS

We reserve the right to limit in a uniform and nondiscriminatory manner he total amount that can be transferred at any time from the Index-Linked Account in a Policy Year to 20% of the Index-Linked Account Accumulation Value on the preceding Policy Anniversary (Policy Date if in the first Policy Year). We will notify you prior to applying and when removing this restriction. See 14[Rider A and Rider B] for transfer restrictions related to the Index-Linked Account.

MINIMUMS

Premium Payment amount allocated to an Investment Division:	$500

Premium Payment amount allocated to the Fixed Account:	$25

Premium Payment allocated to an Index-Linked Account Segment:	$500

Partial Withdrawal amount:	$500

ICC20V-P02D	SPECIMEN	3

Accumulation Value after a Partial Withdrawal:	$2,000

Balance to maintain an Investment Division after a Partial Withdrawal:	$500

Balance to maintain the Fixed Account after a Partial Withdrawal:	$25

Balance to maintain an Index-Linked Segment after a Partial Withdrawal:	$500

Transfer amount from an Investment Division:	$500

Transfer amount to an Investment Division:	[24][$25]

Balance to maintain an Investment Division after a transfer:	$500

Transfer amount from the Fixed Account	No Minimum

Transfer amount to the Fixed Account:	$500

Balance to maintain the Fixed Account after a transfer:	$25

Transfer amount to an Index-Linked Strategy:	[25][$500]

Maximums

Number of Index-Linked Account Segments on any one day:	[26][20]

FEES AND CHARGES

TRANSFER CHARGE:

Charge for applicable transfers after the first 27[twelve (12)] transfers in a Policy Year: 28[$30] Applicable transfers are i) among Investment Divisions, ii) from an Investment Division into the Fixed Account, iii) into an Investment Division from the Fixed Account.

SURRENDER CHARGES:
a) SURRENDER CHARGE SCHEDULE
POLICY YEAR	PERCENTAGE	POLICY YEAR	PERCENTAGE
[29][1	8%	5	5%
2	8%	6	4%
3	7%	7	3%
4	6%	8+	0%]

b)	ANNUAL SURRENDER CHARGE FREE AMOUNT(S)

The amount withdrawn or surrendered that is free of Surrender Charges each Policy Year is the greater of:

A) 30[ten percent (10%)] of the Accumulation Value at the beginning of the Policy Year (30[ten percent (10%)] of the Premium Payment(s) if the withdrawal is made in the first Policy Year), less any prior Partial Withdrawals made during the Policy Year that were free of Surrender Charges; and

B) 30[ten percent (10%)] of the current Accumulation Value, less any prior Partial Withdrawals made during the Policy Year that were free of Surrender Charges.

The withdrawal or surrender amounts available free of Surrender Charges are not cumulative. Any eligible amount in a Policy Year that is not taken may not be carried over and be available in a later Policy Year.

SEPARATE ACCOUNT MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE COSTS CHARGE:

A charge equal on an annual basis to 31[1.20%] of the daily average of the Variable Accumulation Value, deducted from the Variable Accumulation Value.

ICC20V-P02D	SPECIMEN	4

6, 32[RIDERS AND ENDORSEMENTS:

RIDER A – INDEXED-LINKED ACCOUNT ALLOCATION OPTIONS - INITIAL TERM STRATEGIES (included at no charge)

RIDER B – INDEXED-LINKED ACCOUNT ALLOCATION OPTIONS – RECURRING TERM STRATEGIES (included at no charge)

LIVING NEEDS BENEFIT SURRENDER CHARGE REDUCTION RIDER (included at no charge)

Please see attached rider(s) and endorsement(s) to this Policy for details.]

33[Submitting written inquiries to us about your Policy:

You may contact us at our service center address specified below or any alternate address we provide. Please include your Policy number, your full name and your current address.]

34[Express Mail

New York Life Service Center

c/o BNY Mellon

4400 Computer Drive

Westborough, MA 01581

Regular Mail

New York Life Service Center

PO Box 9859

Providence, RI 02940]

1 The elements used in determining the amount of an Index-linked Credit are not guaranteed and can be changed by the Company, subject to the guarantees in the Policy and this Rider. Any such changes can affect the amount of an Index-linked Credit.

2 Index Value used in calculating the Index-linked Credit does not include dividends.

35 [S&P 500 INDEX DISCLAIMER

The “S&P 500 Index” is a product of S&P Dow Jones Indices LLC, a division of S&P Global, or its affiliates (“SPDJI”) and has been licensed for use by New York Life Insurance and Annuity Corporation. Standard & Poor’s® , S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by New York Life Insurance and Annuity Corporation. It is not possible to invest directly in an index. New York Life Insurance and Annuity Corporation’s products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of New York Life Insurance and Annuity Corporation’s products or any member of the public regarding the advisability of investing in securities generally or in New York Life Insurance and Annuity Corporation’s products particularly or the ability of the S&P 500 Index to track general market performance. Past performance of an index is not an indication or guarantee of future results. S&P Dow Jones Indices’ only relationship to New York Life Insurance and Annuity Corporation with respect to the S&P 500 Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500 Index is determined, composed and calculated by S&P Dow Jones Indices without regard to New York Life Insurance and Annuity Corporation or New York Life Insurance and Annuity Corporation’s products. S&P Dow Jones Indices have no obligation to take the needs of New York Life Insurance and Annuity Corporation or the owners of New York Life Insurance and Annuity Corporation’s products into consideration in determining, composing or calculating the S&P 500 Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the New York Life IndexFlex Annuity or the timing of the issuance or sale of New York Life Insurance and Annuity Corporation’s products or in the determination or calculation of the equation by which New York Life Insurance and Annuity Corporation’s products are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of New York Life Insurance and Annuity Corporation’s products. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide

ICC20V-P02D	SPECIMEN	5

positive investment returns. S&P Dow Jones Indices LLC is not an investment or tax advisor. A tax advisor should be consulted to evaluate the impact any tax-exempt securities on portfolios and the tax consequences of making any particular investment decision. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION, OWNERS OF NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION’S PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.]

35[RUSSELL 2000® INDEX DISCLAIMER

Frank Russell Company (“Russell”) is the source and owner of the trademarks, service marks and copyrights related to the Russell Indexes. Russell® is a trademark of Frank Russell Company. Neither Russell nor its licensors accept any liability for any errors or omissions in the Russell Indexes and / or Russell ratings or underlying data and no party may rely on any Russell Indexes and / or Russell ratings and / or underlying data contained in this communication. No further distribution of Russell Data is permitted without Russell’s express written consent. Russell does not promote, sponsor or endorse the content of this communication.

The Russell 2000® Index (the “Index”) is a trademark of Frank Russell Company (“Russell”) and have been licensed for use by New York Life Insurance and Annuity Corporation. The New York Life IndexFlex Annuity is not in any way sponsored, endorsed, sold or promoted by Russell or the London Stock Exchange Group companies (“LSEG”) (together the “Licensor Parties”) and none of the Licensor Parties make any claim, prediction, warranty or representation whatsoever, expressly or impliedly, either as to (i) the results to be obtained from the use of the Index (upon which the New York Life IndexFlex Annuity is based), (ii) the figure at which the Index is said to stand at any particular time on any particular day or otherwise, or (iii) the suitability of the Index for the purpose to which it is being put in connection with the New York Life IndexFlex Annuity. None of the Licensor Parties have provided or will provide any financial or investment advice or recommendation in relation to the Index to New York Life Insurance and Annuity Corporation or to its clients. The Index is calculated by Russell or its agent. None of the Licensor Parties shall be (a) liable (whether in negligence or otherwise) to any person for any error in the Index or (b) under any obligation to advise any person of any error therein.]

ICC20V-P02D	SPECIMEN	6